Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-61249, No. 33361241, No. 333-40266 and No. 333-61237) of Sun Bancorp, Inc. of our report dated February 22, 2004 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Harrisburg, Pennsylvania
March 12, 2004